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                           OFFER TO PURCHASE FOR CASH
                             ALL OUTSTANDING SHARES

                                       OF

                                  COMMON STOCK

                                       OF

                          DELAWARE OTSEGO CORPORATION
                       PURSUANT TO THE OFFER TO PURCHASE
                             DATED AUGUST 22, 1997

                                       AT

                              $22.00 NET PER SHARE

                                       BY

                              DOCP ACQUISITION LLC
                      A NEW YORK LIMITED LIABILITY COMPANY

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, SEPTEMBER 19, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                 August 22, 1997

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by DOCP Acquisition LLC, a New York limited liability company ("Purchaser") formed by CSX Corporation, a Virginia corporation ("CSX"), Norfolk Southern Corporation, a Virginia corporation (NSC), and Walter G. Rich, to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $0.125 per share (the "Shares") of Delaware Otsego Corporation, a New York corporation (the "Company"), other than Shares owned beneficially by or of record by the Company, CSX, NSC, Mr. Rich or any of their respective subsidiaries, at a price of $22.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 22, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES, WHICH, TOGETHER WITH THE SHARES OWNED BY MR. RICH, PURCHASER OR ANY SUBSIDIARY OF PURCHASER OR TO BE CONTRIBUTED TO PURCHASER PURSUANT TO BINDING AGREEMENTS (WHICH PURCHASER, IN ITS REASONABLE JUDGMENT, BELIEVES WILL BE PERFORMED), REPRESENTS, ON A FULLY DILUTED BASIS, AT LEAST 66 2/3% OF OUTSTANDING SHARES.
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     For your information and for forwarding to your clients for whom you hold
Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

          1. Offer to Purchase, dated August 22, 1997;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

        3. Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such Shares (the "Share Certificates") are not immediately available or time will not permit all required documents to reach Citibank, N.A. (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or the procedure for book-entry transfer cannot be completed on a timely basis;

        4. A letter to shareholders of the Company from Mr. Everett A. Gilmour, Chairman of the Board of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

        5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7. A return envelope addressed to the Depositary.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, all outstanding Shares validly tendered prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in "THE TENDER
OFFER -- Certain Conditions of the Offer" in the Offer to Purchase. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates or timely confirmation of a book-entry transfer of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company pursuant to the procedures set forth in "THE TENDER OFFER -- Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined in "THE TENDER OFFER -- Acceptance for Payment and Payment for Shares" of the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

     Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent as described in "THE TENDER OFFER -- Fees and Expenses" in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

     Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 19, 1997, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Depositary, and certificates evidencing the tendered Shares should be delivered or such Shares should
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be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender Shares, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in "The Tender Offer -- Procedures for Accepting Offer and Tendering Shares" in the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at one of its addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed materials may be obtained by calling the Information Agent, MacKenzie Partners, Inc., telephone 1-800-322-2885 (Toll
Free), or from brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,

                                          LOGO

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PURCHASER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.